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                                                                  Exhibit F-3

March 24, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549

                                    Re: Conectiv
                                    SEC File No. 70-9499

Dear Sir or Madam:

         As General Counsel for Conectiv, a Delaware corporation ("Conectiv"), I have acted as counsel to Conectiv in connection with Post-Effective Amendment No. 3 to the Application/Declaration on Form U-1 (File No. 70-9499) (the "Amendment") filed with the Securities and Exchange Commission ("Commission") jointly by Conectiv and two of its subsidiaries which are operating utility companies (Delmarva Power & Light Company ("DPL") and Atlantic City Electric Company ("ACE")) and previously amended by Pre-Effective Amendment No. 1 and Post-Effective Amendments No. 1 and 2 (as so amended, the "Application").

         By Post-Effective Amendment No.3, Conectiv requests that the Commission authorize the payment by Conectiv of dividends on Common Stock and Class A Common Stock aggregating up to $24 million in dividends normally payable at the end of April 2000 and up to $24 million in dividends normally payable at the end of July 2000 out of capital or unearned surplus (hereinafter referred to as the "Proposed Transactions"). I am also familiar with the order of the Commission dated September 27, 1999 (HCAR No. 35-27079) authorizing the payment out of capital of up to $24 million in dividends normally declared on September 28,1999, and the order of January 28, 2000 making the previous authorization applicable to the dividend payable on January 31, 2000.

         I am a member of the bar of the State of Delaware, the state in which Conectiv is incorporated or qualified to do business. In connection with this opinion, I, or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Conectiv and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I or they have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have relied, when relevant facts were not independently established, upon statements contained in the Application.

         The opinions expressed below with respect to the Proposed Transactions are subject to the following assumptions, qualifications, limitations, conditions and exceptions:


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     (a) The Commission shall have duly entered an appropriate order or orders granting and permitting the Application, as amended by the Amendment, to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with Application as amended by the Amendment.

     (b) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.


     (c) Appropriate corporate action will have been taken by Conectiv to authorize the Proposed Transactions.

         Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that, in the event the Proposed Transactions is consummated in accordance with the Application as amended by the
Amendment:

     1) All state laws applicable to the Proposed Transactions will have been complied with; and

     2) The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by any Applicant or any associate company thereof.

              I hereby consent to the use of this opinion in connection with the Application.


                                             Very truly yours,


                                             /s/ Peter F. Clark



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